Exhibit 10.59

AMENDED STOCK OPTION AGREEMENT

THIS AGREEMENT, amended October 20, 2010 by and between I.C. Isaacs & Company, Inc.,, a Delaware corporation (the “Company”) and  Freedom Brands Holding LLC ( “Optionee”).

1.  Grant.  For good and valuable consideration, receipt of which is hereby acknowledged, the Company hereby grants to the Optionee an option ( the “Option” ) to purchase up to 33,466,666  shares of Common Stock of the Company, par value $.0001 per share,  at an exercise price of one and one half cents   ($ .015 ) per Share.

2.  Term.  This Option may be exercised any time the date set forth above and shall expire at the close of business on December 31, 2014.

3.  Method and Time of Exercise.  The Option may be exercised in whole or In part by written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, together with a check payable to the Company in the amount of the purchase price of such shares plus applicable Federal, state and local withholding taxes and any written statement required by Paragraph 8, provided that the Optionee shall be entitled to pay all or part of the exercise price by cancellation in full of indebtedness owed to the Optionee, if any, by the Company for services which have been rendered by the Optionee to the Company.

4.  Rights as Shareholder; Adjustments.  The Optionee shall have no rights as shareholder with respect to the Common Stock of the Company covered by the Option until the due and valid issuance to the Optionee of certificate(s) evidencing the shares acquired by exercise of the Option. If there is any change in the capital structure of the Company affecting in any manner the outstanding shares of Common stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization or because the Company has merged or consolidated with one or more corporations then the number of shares of Common Stock then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board of Directors, provided that no fractional shares shall be issued or issuable and further provided that the adjustment shall not be to the aggregate purchase price to be paid for exercise of the entire remaining option but shall be to the exercise price per share of Common Stock.  No adjustment shall be made for cash dividends or stock rights for which the record date is prior to the date such stock certificate or certificates are issued. In case (i) the authorized shares of Common or Preferred Stock of the Company shall be subdivided or increased into a greater number of shares, (ii) a dividend in Common Stock of the Company shall be paid in respect of such Common or Preferred Stock or (iii) the authorized shares of Common or Preferred Stock shall be combined into a smaller number of shares, and as a result thereof the then authorized shares of Common plus Preferred stock of Isaacs shall exceed four hundred million (400,000,000) shares,  then the number of shares of Common Stock obtainable through the exercise of this Option immediately prior to such subdivision, dividend or combination shall be automatically adjusted to equal the current number of shares of Common Stock purchaseable upon exercise of this Option (33,466,666) plus the product obtained (calculated to the nearest full share) by multiplying such additional number of shares of the Common and/or Preferred Stock by a fraction, the numerator of which is the number of shares of  Common Stock plus Preferred Stock authorized immediately prior to such subdivision, dividend or combination and the denominator of which is the number of shares of Common Stock plus Preferred Stock authorized immediately following such subdivision, dividend or combination, which adjusted number of shares of Common Stock shall thereupon be purchasable upon exercise of this Option until further adjusted as provided herein.

5.  Non-Transferability; Restrictions on Resale.  The Optionee agrees that the Option and the underlying shares of Common Stock to be issued pursuant to exercise thereof are being acquired for investment and not with a view to distribution and that appropriate legend(s) may be placed on any certificates evidencing such option and/or shares. This Option and the underlying shares may not be assigned or transferred (except by will or the laws of descent and distribution or by transfer to a family trust or other similar entity) unless there is at the time a registration statement in effect covering the  securities to be assigned or transferred or an opinion of Company counsel that such assignment or transfer is exempt from the requirement of registration, based upon such representations as shall be required by such counsel.

6.  Registration.  The Company agrees that if within a period of two (2) years following the above date the Company shall register for public sale under the US Federal securities laws or any exemption there from any shares of its Common Stock , the Company will provide at least twenty (20) days prior notice of such intention to the Holder and within ten (10) days of receiving such notice the Holder shall notify the Company of intention to include the Common Stock underlying this Option in the registration statement.

7.  Notice.  Notice hereunder to be effective shall be in writing addressed as set forth below and delivered or deposited with prepaid postage in a U.S. Postal Service or other express mail depository,

If to the Company:	I.C. Isaacs & Company, Inc.
475 10th Ave
9th Floor
New York, NY 10018

If to the Optionee:	Ernest K. Jacquet
2600 N. Flagler Dr.
West Palm Beach
FL 33407

8.  Miscellaneous.  In the event that any provision of this Agreement is found to be invalid or otherwise uninforceable under any applicable law, such invalidity shall not thereby render any other provision of this Agreement invalid.  This Agreement shall bind the successors and assigns of the parties.  This Agreement shall be interpreted and enforceable under the laws of the State of New York.  This Agreement may be executed in multiple counterparts.

IN WITNESS WHEREOF, the parties have hereunto set their hand as of the above date pursuant to due authority.

I.C. ISAACS & COMPANY, INC.

By:	/s/ Robert S. Stec

OPTIONEE:

/s/ Ernest Jacquet
Ernest Jacquet